================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Sterling Financial Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                   [LOGO OF STERLING FINANCIAL CORPORATION]

                                                     March 26, 1999

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Sterling Financial Corporation. The Annual Meeting will be held on Tuesday, April 27, 1999, at 10:00 a.m., at the Spokane Agricultural Trade Center.

The formal Notice of Annual Meeting of Shareholders and the Proxy Statement are attached and describe the proposals to be voted on at the Annual Meeting. The Board of Directors believes the proposals are in the best interests of Sterling and its Shareholders and, accordingly, recommends that you vote "FOR" each of the proposals.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your continued support is sincerely appreciated.

                                                     Sincerely,

                                                     /s/ Harold B. Gilkey

                                                     Harold B. Gilkey
                                                     Chairman of the Board
                                                     and Chief Executive
                                                      Officer

                           NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

   The Annual Meeting of Shareholders (the "Annual Meeting") of Sterling Financial Corporation ("Sterling") will be held in the Conference Theater of the Agricultural Trade Center (located in the Convention Center), 334 West Spokane Falls Boulevard, Spokane, Washington, on Tuesday, April 27, 1999, at 10:00 a.m., local time, for the following purposes:

   1.   To elect two Directors of Sterling for terms ending in the year
        2002;

   2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent public accountants for Sterling for 1999; and

   3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

   All of these proposals are more fully described in the Proxy Statement which follows. Only record holders of shares of Sterling's Common Stock at the close of business on February 26, 1999 are entitled to vote at the Annual Meeting. As of February 26, 1999, there were 8,072,021 shares of Common Stock outstanding.

   YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

                                          By Order of the Board of Directors,

                                          /s/ Ned M. Barnes

                                          NED M. BARNES
                                          Secretary

Spokane, Washington
March 26, 1999

                   [LOGO OF STERLING FINANCIAL CORPORATION]

                                PROXY STATEMENT

                        Annual Meeting of Shareholders

                           To be held April 27, 1999

General

   This Proxy Statement is being furnished to Shareholders in connection with the solicitation by the Board of Directors of Proxies to be used at the Annual Meeting of Shareholders to be held on April 27, 1999 (and any adjournments thereof). This Proxy Statement and the accompanying form of proxy (the "Proxy"), the Notice of Annual Meeting of Shareholders (the "Notice") and the Annual Report to Shareholders are being mailed to Shareholders on or about March 26, 1999. Unless the context clearly suggests otherwise, references in this Proxy Statement to Sterling include its subsidiaries.

   Holders of Common Stock of Sterling are requested to complete, sign and date the accompanying Proxy and return it promptly in the enclosed postage-paid envelope.

Time and Place of Annual Meeting

   The Annual Meeting will be held on Tuesday, April 27, 1999 at 10:00 a.m. in the Conference Theater of the Agricultural Trade Center (located in the Convention Center), 334 West Spokane Falls Boulevard, Spokane, Washington.

Record Date

   The Board of Directors of Sterling has fixed February 26, 1999 as the record date (the "Record Date") for the determination of Shareholders of Sterling who are entitled to receive notice of and to vote at the Annual Meeting.

Voting and Revocability of Proxies

   Proxies properly signed and returned in time for the Annual Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Persons named in the Proxy to represent Shareholders at the Annual Meeting are Harold B. Gilkey and William W. Zuppe. If a Proxy is signed and returned without indicating any voting instructions, the Proxy will be voted "FOR" the proposals listed in the Notice. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the commencement of the Annual Meeting by the filing with the Secretary of Sterling of a written notice of revocation or of a duly executed Proxy bearing a later date. All such notices of revocation or Proxies should be addressed to the Secretary of Sterling in care of Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201, not less than four business days prior to the Annual Meeting. After this time, all such notices of revocation or Proxies should be personally delivered to the Secretary or the Assistant Secretary of Sterling in the meeting room on the day of the Annual Meeting prior to the commencement of the Annual Meeting. Attendance or voting at the Annual Meeting will not, in and of itself, constitute revocation of a Proxy. If your shares of Common Stock are held in the name of a bank, broker or other holder of record, you must obtain a Proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Voting Shares and Requirements

   As of the Record Date, there were 8,072,021 shares of Common Stock of Sterling, par value $1.00 per share (the "Common Stock"), outstanding. Each share of Sterling's Common Stock outstanding on the Record Date is entitled to one vote on each matter properly submitted at the Annual Meeting. Shares of Common Stock can be voted only if the owner of record is present to vote or is represented by Proxy at the Annual Meeting. The holders of a majority of the shares of Common Stock outstanding on the Record Date, present in person or represented by Proxy, shall constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item. The nominees for election as Directors receiving the largest number of votes cast at the Annual Meeting will be elected Directors. Abstentions and broker "non-votes" are not counted for purposes of the election of Directors. The affirmative vote by the holders of the majority of the Common Stock present in person or represented by Proxy and entitled to vote is required to approve the other matters to be acted upon at the Annual Meeting. An abstention is counted as a vote against and a broker "non-vote" is not counted for purposes of approving those matters.

Solicitation of Proxies

   The cost of the solicitation of Proxies will be borne by Sterling. Sterling will, upon request, reimburse persons holding stock for others for their reasonable expenses in sending proxy materials to their principals and obtaining their Proxies. In addition to solicitation by mail, Proxies may be solicited in person or by telephone, telefax or other types of communications by Directors, Officers, and Employees of Sterling or others, without additional compensation.

Recommendation of the Board of Directors

   The Board of Directors of Sterling believes the proposals described herein are in the best interests of Sterling and its Shareholders and, accordingly, recommends that the Shareholders vote "FOR" each of the proposals listed in the Notice.

                       PROPOSAL 1: ELECTION OF DIRECTORS

   The Board of Directors currently consists of eight Directors who are divided into three classes. The members of each class serve three-year terms, and one class is elected annually. The Board of Directors has nominated the two individuals listed below for election as Directors to serve terms of three years ending at the Annual Meeting of Shareholders of Sterling in the year 2002 or when their respective successors have been duly elected and qualified. The nominees are:

                               Harold B. Gilkey
                               Robert E. Meyers

   Sterling has no reason to believe that either of the nominees will be unable to serve; however, should either nominee become unable to serve as a Director for any reason, the Board of Directors shall designate a substitute nominee. Unless instructions to the contrary are specified in the Proxy, Proxies will be voted in favor of the two persons who have been nominated by the Board of Directors. Sterling expects each nominee for election as a Director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve if elected, Proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

              The Board of Directors recommends that Shareholders
                            vote "FOR" the nominees

             BOARD OF DIRECTORS OF STERLING FINANCIAL CORPORATION

HAROLD B. GILKEY
   Mr. Gilkey, 59, has served as Chairman of the Board and Chief Executive Officer of Sterling since its inception and as Chairman of the Board and Chief Executive Officer of Sterling Savings Bank ("Sterling Savings") since 1981. Mr. Gilkey co-founded Sterling Savings in 1981. Additionally, he is Chairman of the Board of INTERVEST-Mortgage Investment Company ("INTERVEST"), Action Mortgage Company ("Action Mortgage") and Harbor Financial Services, Inc. ("Harbor Financial"), subsidiaries of Sterling Savings. Mr. Gilkey brought to Sterling Savings over 19 years of commercial and mortgage banking experience. He served as President of Bancshares Mortgage Company of Spokane, Washington, and Senior Vice President of Old National Bank of Spokane, Washington.
Prior to this, Mr. Gilkey was employed by Bank of America for twelve years. Mr. Gilkey is a past Director of the Washington Savings League and Chairman of the Savings Association Insurance Fund Industry Advisory Committee, an advisory committee of the FDIC. Mr. Gilkey received his degree in Business Administration from the University of Montana in 1962 and his Master of Business Administration degree from the University of Southern California in 1970. If elected, his term will expire in 2002.

WILLIAM W. ZUPPE
   Mr. Zuppe, 57, has served as Director, President and Chief Operating Officer of Sterling since its inception and as Director, President and Chief Operating Officer of Sterling Savings since 1981. Mr. Zuppe co-founded Sterling Savings in 1981. Mr. Zuppe is also Vice President and serves as a Director of INTERVEST, Action Mortgage and Harbor Financial. Mr. Zuppe brought to Sterling Savings 18 years of mortgage lending experience as Vice President of Bancshares Mortgage Company and Manager of Loan Administration of Sherwood & Roberts, Inc. of Walla Walla, Washington, a mortgage banking company. Mr. Zuppe is a member of the Washington Savings League Board of Directors and its Legislative/Regulatory Committee and a Board member of America's Community Bankers. His term expires in 2000.

NED M. BARNES
   Mr. Barnes, 62, has served as Secretary and a Director of Sterling since its inception and as Secretary of Sterling Savings since 1981 and a Director since 1983. Mr. Barnes is also Secretary and serves as a Director of INTERVEST and Action Mortgage and serves as a Director of Harbor Financial. Mr. Barnes is a Principal in the law firm of Witherspoon, Kelley, Davenport & Toole, P.S. of Spokane, Washington, which he joined in 1965. Mr. Barnes' law practice emphasizes the areas of real estate and corporate law. He is President and Director of the Spokane Community Mental Health Center and a Trustee of the Spokane City Library Board. Mr. Barnes graduated from the University of Minnesota in 1958, earning a degree in Business Administration. He received his Juris Doctorate degree from the University of Washington in 1961. His term expires in 2001.

RODNEY W. BARNETT
   Mr. Barnett, 54, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1981. He is a Principal and General Manager of Carr Sales Company, an electrical supply firm in Spokane, Washington. Mr. Barnett is also a past Director of the National Association of Electrical Distributors and is a past Chairman of the Inland Empire Chapter of that Association. His term expires in 2000.

JAMES P. FUGATE
   Mr. Fugate, 66, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1989. He is the retired Superintendent of Auburn School District No. 408. Mr. Fugate is a former Director of Central Evergreen Savings & Loan Association. His term expires in 2001.

ROBERT D. LARRABEE
   Mr. Larrabee, 64, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1983. Mr. Larrabee is the former owner of Merchant Funeral Home in Clarkston, Washington. He is also a former Director of Laurentian Capital Corporation, a former Director of Lewis and Clark Savings & Loan Association and a past President of the Board of Regents of the University of Washington. His term expires in 2001.

ROBERT E. MEYERS
   Dr. Meyers, 73, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1983. He is a retired dentist from Clarkston, Washington. Dr. Meyers is a former Director of Lewis and Clark Savings & Loan Association. If elected, his term will expire in 2002.

DAVID O. WALLACE
   Mr. Wallace, 61, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1981. He is the owner of Startup Business Planning. Mr. Wallace is a Past Chairman of the Citizens Advisory Council for School District No. 81 in Spokane, Washington. His term expires in 2000.

Compensation of Directors

   Directors of Sterling are paid an annual fee of $2,500 plus a fee, which is currently $750, for every meeting attended. Each of the Directors of Sterling also serves as a Director of Sterling Savings for the same term. Directors of Sterling Savings are paid an annual fee of $2,500 plus a fee, which is currently $750, for every meeting attended. Additionally, Directors who also serve as Directors of the subsidiaries of Sterling Savings receive a fee, which is currently $100, for each meeting attended. Directors receive reimbursement for travel and other expenses incurred in connection with Board business.

   Non-Employee Directors of Sterling also receive automatic grants of non-qualified stock options. The current policy is to award any new Non-Employee Director of Sterling non-qualified stock options to purchase 2,000 shares of Common Stock. At each Annual Meeting of Shareholders, Non-Employee Directors who have served as Non-Employee Directors for a period of at least one year and who will continue to serve as Non-Employee Directors immediately following such Annual Meeting receive non-qualified stock options to purchase 1,000 shares of Common Stock. Such options have an exercise price equal to the fair market value of the Common Stock on the date of grant, become exercisable in 25 percent cumulative annual installments beginning on the first anniversary of the date of grant and generally expire ten years from the date of grant. In the event that a Non-Employee Director is removed from office for cause, all options granted to such Non-Employee Director pursuant to the automatic grants of non-qualified stock options described above will expire immediately upon such removal.

   Attendance at Meetings. The Board of Directors of Sterling held 12 meetings during 1998. The Board of Directors of Sterling Savings also held 12 meetings during 1998. The Boards of Directors for all Sterling Savings subsidiaries held an aggregate of 21 meetings during 1998. Aggregating for each incumbent Director (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board on which each Director served, each member of Sterling's Board of Directors attended more than 75% of such meetings. The total combined attendance at all meetings by the incumbent Directors was 97%.

Committees of the Board of Directors

   The Boards of Directors of Sterling and Sterling Savings have established standing Personnel and Audit Committees. Neither Board has established a Nominating Committee.

   The Personnel Committees review and make recommendations to the Boards of Directors with respect to personnel policies which include, but are not limited to, officer and employee salaries and benefits. The Committees held five meetings during 1998 and currently consist of Directors Larrabee (Chairman), Fugate and Meyers.

   The Audit Committees oversee the financial reporting process and internal controls of Sterling and Sterling Savings. The Committees consult with the internal auditor, Sterling's independent auditors and management regarding internal accounting controls, the annual audit and regulatory examinations. The Committees held seven meetings during 1998 and currently consist of Directors Barnett (Chairman), Barnes, Meyers and Wallace.

                              EXECUTIVE OFFICERS

   In addition to Messrs. Gilkey, Zuppe and Barnes, the Executive Officers of Sterling and its subsidiaries are David P. Bobbitt, Heidi B. Stanley, Daniel
G. Byrne, Stephen L. Page, John M. Harlow, Stanton C. Parrish and John B. Richardson. Each Executive Officer has held his or her present position for the past five years unless otherwise stated.

DAVID P. BOBBITT
   Mr. Bobbitt, 51, serves as Executive Vice President-Community Banking of Sterling Savings. He joined Sterling Savings in March of 1996. Before joining Sterling Savings, Mr. Bobbitt was with West One Bank for 26 years. He serves as a Director of the Pacific Coast Banking School and of the Idaho Association of Commerce and Industry. He is an Advisory Director of the College of Business & Economics at the University of Idaho. He is a member of the Idaho Bankers Association Executive Council and the American Bankers Association Government Relations Council. He also serves on the Board of the Idaho Fish and Game Foundation. Mr. Bobbitt is a graduate of North Idaho College, the Pacific Coast Banking School and Harvard University's Advanced Management Program.

HEIDI B. STANLEY
   Ms. Stanley, 42, serves as Executive Vice President-Corporate
Administration of Sterling Savings. She joined Sterling Savings in 1985. Ms. Stanley was formerly employed by IBM in

San Francisco, California, and Tucson, Arizona. She is a member of the Association of Washington Business, Washington Public Affairs Network (TVW), and the College of Business and Economics at Washington State University. She is also an Executive Committee Board member of the Spokane Area Chamber of Commerce and the Spokane Intercollegiate Research and Technology Institute (SIRTI). Ms. Stanley graduated from Washington State University in 1979 with a degree in Business Administration.

DANIEL G. BYRNE
   Mr. Byrne, 44, has served as Chief Financial Officer, Senior Vice President-Finance, Treasurer and Assistant Secretary of Sterling since its inception. He also serves in the same capacities with Sterling Savings, which he joined in 1983. Mr. Byrne is also the Assistant Secretary and Treasurer of INTERVEST and Action Mortgage and the Secretary and Treasurer of Harbor Financial. Before joining Sterling, Mr. Byrne was on the staff of the accounting firm of Coopers & Lybrand in Spokane, Washington. He is a member of Kiwanis International and a member of the Finance Committee for Gonzaga Preparatory School. Mr. Byrne is a certified public accountant and graduated from Gonzaga University in 1977 with a degree in Accounting.

STEPHEN L. PAGE
   Mr. Page, 50, serves as Senior Vice President-Credit Management of Sterling Savings. He joined Sterling Savings in 1983. Prior to 1983, Mr. Page was employed by Kiemle and Hagood Company of Spokane, Washington as a Property Management Leasing Officer. He is a Director of Interfaith Hospitality Network and the Educational Loan Foundation. Mr. Page graduated from the University of Utah in 1970 and received a Master of Business Administration degree from the University of New Mexico in 1973.

JOHN M. HARLOW
   Mr. Harlow, 56, serves as Vice President of Sterling Savings and President and Director of INTERVEST. He joined Sterling Savings in 1987. Mr. Harlow was formerly the President of the Mortgage Banking Division of Moore Financial Services of Portland, Oregon, Senior Vice President of Income Property Lending for Bancshares Mortgage Company of Spokane, Washington, and Vice President/Regional Manager for I.D.S. Mortgage Company in Northern California. He is a member of the Mortgage Bankers Association of America and is a Certified Mortgage Banker. Mr. Harlow graduated from the University of Illinois in 1965 with a degree in Chemical Engineering.

STANTON C. PARRISH
   Mr. Parrish, 48, serves as Vice President of Sterling Savings and President and Director of Harbor Financial. He joined Sterling Savings in 1983. Prior to 1983, Mr. Parrish was employed by Western Savings Association of Portland, Oregon. He is the Budget and Finance Chairman for Big Brothers and Sisters and President of the Advisory Board for the Downtown YMCA. Mr. Parrish is a 1972 graduate of Washington State University.

JOHN B. RICHARDSON
   Mr. Richardson, 47, serves as Vice President of Sterling Savings and President and Director of Action Mortgage. He joined Sterling Savings in November of 1998. Mr. Richardson was formerly Senior Vice President and Chief Operating Officer/National Loan Production manager for WMC Mortgage Corp., formerly Weyerhaeuser Mortgage Company, in Woodland Hills, California. He is a member of Toastmasters International and the Mortgage Bankers Association of America-Single Family Subcommittee. Mr. Richardson graduated from San Diego State University with a B.A. in Industrial Arts/Business Management.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

   The following table sets forth, as of December 31, 1998, information about the only known beneficial owners of more than five percent of Sterling's Common Stock. The following information is based solely on statements filed with the Securities and Exchange Commission (the "SEC") or other information that the Company believes to be reliable.

          Name and Address             Amount and Nature of
        of Beneficial Owner            Beneficial Ownership   Percent of Class
------------------------------------   --------------------   ----------------

Westport Asset Management, Inc.(/1/)         704,600                8.75
253 Riverside Avenue
Westport, CT 06880-4816

--------
(1) Based on information provided by Westport Asset Management, Inc., which states that it has shared voting and dispositive power as to 704,600 shares.

   The following table sets forth, as of January 31, 1999, information concerning the beneficial ownership of Sterling Common Stock by each Director and Executive Officer named in the Summary Compensation Table and by all Directors and Executive Officers as a group.

                                                      Amount and Nature
                       Name of                          of Beneficial   Percent
                  Beneficial Owner                        Ownership     Of Class
----------------------------------------------------- ----------------- --------

Ned M. Barnes........................................    25,406(/1/)       *
Rodney W. Barnett....................................    21,989(/2/)       *
David P. Bobbitt.....................................    15,744(/3/)       *
James P. Fugate......................................    10,748(/4/)       *
Harold B. Gilkey.....................................   151,468(/5/)      1.92
John M. Harlow.......................................    36,796(/6/)       *
Robert D. Larrabee...................................    18,030(/4/)       *
Robert E. Meyers.....................................    33,289(/4/)       *
Heidi B. Stanley.....................................    40,900(/7/)       *
David O. Wallace.....................................    12,441(/8/)       *
William W. Zuppe.....................................    82,186(/9/)      1.04

All Directors and Executive Officers as a Group
(15 persons).........................................   559,175(/10/)     6.87

--------
*Less than 1%

 (1) Includes 987 shares as to which Mr. Barnes has shared voting and investment power, 14,726 shares held in a self-directed profit-sharing plan and 7,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 1999. Excludes 1,331 shares owned by the law firm of which Mr. Barnes is a principal, as to which shares Mr. Barnes disclaims beneficial ownership.

 (2) Includes 5,898 shares owned by a profit-sharing plan, of which Mr. Barnett is the principal administrator and as to which shares he disclaims beneficial ownership, and 7,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 1999.

 (3) Includes 14,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 1999 and 744 shares held for Mr. Bobbitt's individual account under the Sterling Savings Bank Employee Savings Plan (the "Savings Plan"). Excludes 600 shares held by Sterling's Deferred Compensation Plan and 206 shares (as of December 31, 1998) held by the Savings Plan for the benefit of Mr. Bobbitt, as to which shares Mr. Bobbitt disclaims beneficial ownership.

 (4) Includes 7,000 shares issuable to this Director pursuant to stock options exercisable within 60 days of January 31, 1999. Excludes 221,392 shares held by Sterling's Deferred Compensation Plan, which is administered by Sterling's Personnel Committee of which this Director is a member. This Director disclaims beneficial ownership of these shares.

 (5) Includes 56,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 1999 and 5,902 shares held for Mr. Gilkey's individual account under the Savings Plan. Excludes 95,478 shares held by Sterling's Deferred Compensation Plan and 3,248 shares (as of December 31,
     1998) held by the Savings Plan for the benefit of Mr. Gilkey, as to which shares Mr. Gilkey disclaims beneficial ownership.

 (6) Includes 30,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 1999 and 1,865 shares held for Mr. Harlow's individual account under the Savings Plan. Excludes 13,866 shares held by Sterling's Deferred Compensation Plan and 1,703 shares (as of December 31,
     1998) held by the Savings Plan for the benefit of Mr. Harlow, as to which shares Mr. Harlow disclaims beneficial ownership.

 (7) Includes 28,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 1999 and 2,512 shares held for Ms. Stanley's individual account under the Savings Plan. Excludes 12,224 shares held by Sterling's Deferred Compensation Plan and 1,424 shares (as of December 31,
     1998) held by the Savings Plan for the benefit of Ms. Stanley, as to which shares Ms. Stanley disclaims beneficial ownership.

 (8) Includes 7,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 1999.

 (9) Includes 58,250 shares issuable pursuant to stock options exercisable within 60 days of January 31, 1999 and 3,388 shares held for Mr. Zuppe's individual account under the Savings Plan. Excludes 64,883 shares held by Sterling's Deferred Compensation Plan and 2,990 shares (as of December 31,
     1998) held by the Savings Plan for the benefit of Mr. Zuppe, as to which shares Mr. Zuppe disclaims beneficial ownership.

(10) Includes 301,250 shares issuable pursuant to stock options exercisable within 60 days of January 31, 1999 and 23,597 shares held in individual accounts under the Savings Plan. Excludes 208,070 shares held by Sterling's Deferred Compensation Plan and 13,834 shares (as of December 31, 1998) held by the Savings Plan for the benefit of members of the group, as to which shares such members disclaim beneficial ownership.

              PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

   Sterling seeks to promote a strong pay-for-performance culture by aligning compensation with Sterling's performance. Sterling's Board of Directors believes that compensation should:

- relate to the value created for Shareholders by being directly tied to the financial performance and condition of Sterling and each Executive Officer's contribution thereto;
- reward individuals who help Sterling achieve its short-term and long-term objectives and thereby contribute significantly to the success of Sterling;
- help to attract and retain the most qualified individuals available by being competitive in terms of compensation paid to persons having similar responsibilities and duties in other companies in the same and closely-related industries; and
- reflect the qualifications, skills, experience and responsibilities of each Executive Officer.

   The Personnel Committee, which is composed of three nonemployee Directors, administers the compensation of the Chief Executive Officer (the "CEO") and the other Executive Officers of Sterling and its subsidiaries ("Executive Officers"), subject to review and appropriate approval of Sterling's Board of Directors.

   In determining executive compensation, Sterling uses peer group comparisons as part of its overall analysis. The Personnel Committee believes that companies operating in the banking and financial services industries are appropriate to include in its compensation analysis. Additionally, the Personnel Committee is advised from time to time by outside compensation consultants on its compensation policies.

   Several factors are used to measure the performance of Sterling and its Executive Officers. In order to measure corporate financial and operating results, the Personnel Committee examines Sterling's return on equity and its earnings per share as compared to the performance of peers. Individual performance measures are designed to be reasonably attainable, under the immediate influence of the executive and related to the success of the individual.

Components of Compensation

   At present, the executive compensation program is comprised of base salary, annual cash incentive compensation, long-term compensation in the form of deferred compensation and stock options and benefits typically offered to executives of similar corporations.

   Base Salary. In establishing the base salaries of the CEO and the other Executive Officers, the Personnel Committee examines competitive peer group surveys and data in order to determine whether compensation is competitive with that offered by other companies in the banking and financial services industries. The Personnel Committee looks primarily at companies which are similar in terms of their size and the complexity of their operations. The Personnel Committee also takes into account Sterling's financial and operating performance as compared with the industry as a whole and considers the diverse skills required of its executive management to expand its operations while maintaining good performance. In addition, the Personnel Committee considers the particular executive's performance, responsibilities, qualifications and experience in the banking industry.

   Annual Cash Incentive Compensation. Sterling maintains an Annual Cash Incentive Compensation Program. The annual component of this plan is intended to encourage and reward the achievement of (1) growth in Sterling's reported earnings and (2) targeted returns on equity. These criteria are deemed by the Personnel Committee to be critical to increasing Shareholder value. The plan also is designed to assist in the attraction and retention of qualified employees, to further link the financial interests and objectives of employees with those of Sterling, and to foster accountability and teamwork throughout Sterling.

   Deferred Compensation Plan. Since 1984, Sterling has maintained a nonqualified Deferred Compensation Plan. The Deferred Compensation Plan component of the overall compensation plan is intended to link compensation to the long-term performance of Sterling and to provide a strong incentive for increasing Shareholder value. As of January 31, 1999, there were eight participants in the Deferred Compensation Plan. The Personnel Committee may, as it has done in the past, choose additional participants from a group of management employees. Contributions to the Plan for each given year are determined by the Board following recommendations by the Personnel Committee. Contributions to the accounts maintained for Mr. Gilkey and Mr. Zuppe are allocated in accordance with their respective employment agreements, unless such contributions are waived. Accounts are credited with interest each year at the applicable rate for that year. Participants vest in an additional 10% of their benefit under the Plan for each year of service with Sterling, with full vesting after ten years of service and upon death or disability or retirement at or after age 60. Payment of an account may be in a lump sum or in installments as determined by the Personnel Committee, and installments may be accelerated by the Committee. Payment must be commenced within one year of the termination of the participant's employment with Sterling.

   Long-Term Incentive Plans. The Personnel Committee believes that plans such as the 1998 Long-Term Incentive Plan provide a competitive incentive opportunity which links the achievement of financial goals and greater Shareholder value with individual performance. The purpose of these plans is to encourage the ownership of Common Stock, attract and retain qualified employees, develop and maintain strong management and employee loyalty and to give suitable recognition to individuals' material contributions to Sterling's success.

Compensation of CEO

   During 1998, the compensation of the CEO was based on the general principles of the executive compensation program and on the CEO's Employment Agreement. In determining the salary and other forms of compensation for the Chairman of the Board and CEO, Mr. Gilkey, the Personnel Committee took into consideration Mr. Gilkey's substantial experience and standing in the industry in general and with Sterling in particular. The Personnel Committee also considered the increased responsibilities for Mr. Gilkey as a result of Sterling's diversification and growth in recent years. The Personnel Committee believes that Mr. Gilkey's compensation as Chief Executive Officer appropriately reflects Sterling's performance during 1998 and his contributions to that performance.

Personnel Committee Interlocks and Insider Participation

   During 1998 there were no "interlocking" or cross-board memberships, which are required to be disclosed under SEC rules.

   For a general description of transactions and relationships Directors and Executive Officers and their associates may have had with Sterling and its affiliates during the year, see "Interest of Directors and Executive Officers in Certain Transactions."

                Submitted on behalf of the Personnel Committee:

                         Robert D. Larrabee, Chairman
                                James P. Fugate
                                 Robert Meyers

                            EXECUTIVE COMPENSATION

   The following table sets forth information concerning compensation received from Sterling by each of the named Executive Officers for services in all capacities to Sterling and its subsidiaries for the last three years and the transition period.(/1/)

                          SUMMARY COMPENSATION TABLE

                                                                           Long-Term
                                     Annual Compensation                 Compensation
        Name and          ------------------------------------------ ---------------------
       Principal           Fiscal                      Other Annual  Securities Underlying   All Other
        Position          Year(/1/) Salary($) Bonus($) Comp.($)(/2/)      Options(#)       Comp.($)(/3/)
------------------------  --------- --------- -------- ------------- --------------------- -------------
Harold B. Gilkey,           1998     252,000   24,000     41,376            20,000            166,329
Chairman & CEO of           1997     240,000     0        35,368            10,000            153,904
Sterling                    1996.5   120,000     0        15,934             7,000             42,952
                            1996     240,000     0        54,774            36,000             86,789

William W. Zuppe,           1998     189,000   18,000     38,554            20,000             82,850
President & COO of          1997     180,000     0        32,606            10,000             76,520
Sterling                    1996.5    90,000     0        15,106             6,000             31,284
                            1996     180,000     0        60,258            31,000             37,478

David P. Bobbitt,           1998     120,000   18,000      6,600             7,500              7,100
Exec. Vice President        1997     110,000     0          N/A              5,000              3,266
of Sterling Savings(/4/)    1996.5     --        --         --                --                --
                            1996       --        --         --                --                --

Heidi B. Stanley,           1998     102,000   18,000     12,375             7,500             17,256
Exec. Vice President        1997       --        --         --                --                --
of Sterling Savings(/5/)    1996.5     --        --         --                --                --
                            1996       --        --         --                --                --

John M. Harlow,             1998     165,000   35,000     11,665             7,500             21,311
Vice President              1997     156,000     0          N/A              5,000             18,475
of Sterling Savings;        1996.5    78,000     0          N/A              5,000              7,845
President of                1996     144,000   25,000       N/A             23,000             13,903
INTERVEST

--------
(1) The transition period is identified as Fiscal Year 1996.5 for purposes of this Table and includes the period of July 1, 1996-December 31, 1996. In November 1996, fiscal year-end was changed from June 30 to December 31.

(2) Compensation amounts are not required to be provided where the aggregate amounts of perquisites and other personal benefits do not exceed the lesser of either $50,000 or 10% of the total of such officer's annual salary and bonus. Amounts shown for 1998 include Director's fees of $26,200 each for Messrs. Gilkey and Zuppe, and $500 for Mr. Harlow; auto allowances of $8,400 each for Messrs. Gilkey and Zuppe, and $6,600 each for Mr. Bobbitt, Ms. Stanley, and Mr. Harlow; and club dues of $6,776, $3,954, $5,775 and $4,565 for Mr. Gilkey, Mr. Zuppe, Ms. Stanley, and Mr. Harlow, respectively.

(3) Includes 1998 vesting of amounts in the Deferred Compensation Plan, matching contributions under Sterling Savings' Employee Savings Plan and the value (as projected on an actuarial basis pursuant to I.R.C. Rev. Rule 55-747 ("PS 58")) of the premium for life insurance coverage provided for Messrs. Gilkey and Zuppe. Aggregate contributions to the Deferred Compensation Plan during 1998, 1997, the transition period and fiscal year 1996 for the named officers were $118,000, $82,000, 78,000 and 280,000, respectively.

(4) Mr. Bobbitt joined Sterling Savings in March of 1996 and did not qualify for inclusion on this Table until 1997.

(5)  Ms. Stanley did not qualify for inclusion on this Table until 1998.

Employment Agreements and Arrangements

   Sterling has entered into employment agreements (the "Agreements") with Messrs. Gilkey and Zuppe, which provide for annual fixed minimum salaries. Salaries for 1999 for Mr. Gilkey and Mr. Zuppe have been set at $280,000 and $210,000, respectively. Additionally, the Agreements provide for incentive bonuses, non-qualified deferred compensation, long-term incentive compensation including stock options, certain perquisites, split-dollar life insurance policies and rights to participate in other benefit programs offered or maintained by Sterling. The Agreements expire on June 30, 2000 and then will be extended automatically to Mr. Gilkey's 65th birthday and for an additional 5 years for Mr. Zuppe, unless Sterling gives written notice of non-renewal prior to December 31, 1999.

   The Agreements provide for the payment of certain severance benefits to Messrs. Gilkey and Zuppe upon termination of their employment by Sterling without cause or following a constructive discharge, a notice of non-renewal or their permanent disability. Pursuant to these provisions, Mr. Gilkey and Mr. Zuppe would be entitled to receive their base salary in effect at the time of termination until the later to occur of the expiration of their Agreements or the end of a three-year period. In the event Messrs. Gilkey or Zuppe were discharged within eighteen months following a change in control of Sterling, they would be entitled to their base salaries and incentive bonuses, at the highest annual rates during their employment, for a three-year period. In addition, earned but unpaid base salary and incentive bonus amounts and amounts held for Messrs. Gilkey and Zuppe in the Deferred Compensation Plan as of the date of termination would be payable in full. Group hospitalization, health, dental care, life or other insurance, including travel, accident and disability insurance and the perquisites set forth in the Agreements would continue through the end of the applicable period. Stock options granted pursuant to the Agreements would become fully exercisable during the severance period. In the event any payments received by Messrs. Gilkey and Zuppe in connection with a change in control were subject to the excise tax imposed upon certain change-in-control payments under federal tax laws, the Agreements provide for an additional payment sufficient to restore each executive to the same after-tax position the executive would have been in if the excise tax had not been imposed.

   Sterling is the plaintiff in a lawsuit which is pending in the United States Court of Federal Claims (the "Lawsuit"). The Lawsuit is an action for damages arising out of the government's breach of its contracts with Sterling in connection with Sterling's past acquisitions of certain troubled thrift associations. In the event that a settlement or judgment amount is received by Sterling as a result of the Lawsuit, Messrs. Gilkey and Zuppe are entitled by the terms of the Agreements to receive three percent and two percent, respectively, of the gross amount received in recognition of their substantial contribution in bringing about the settlement or judgment. This provision is intended to survive the termination of the Agreements.

    The following tables set forth information with respect to stock options granted to and exercised by the Chief Executive Officer of Sterling and the next four most highly compensated Executive Officers during 1998.

                       Option Grants in Last Fiscal Year

                                Individual Grants
                   --------------------------------------------
                                                                Potential Realizable
                                                                  Value at Assumed
                   Number of  % of Total                        Annual Rates of Stock
                   Securities  Options                           Price Appreciation
                   Underlying Granted in Exercise or               for Option Term
                    Options     Fiscal   Base Price  Expiration ----------------------
       Name         Granted      Year    ($/Sh)(/1/)    Date      5% ($)    10% ($)
   ------------    ---------- ---------- ----------- ----------   ------   -----------

Harold B. Gilkey     20,000     12.48      16.375     12/15/08     205,960    521,946

William W. Zuppe     20,000     12.48      16.375     12/15/08     205,960    521,946

David P. Bobbitt        900      0.56      16.375      2/28/06       7,036     16,853
                      6,000      3.74      16.375      2/28/07      54,167    133,418
                        600      0.37      16.375      2/28/08       6,178     15,658

Heidi B. Stanley        900      0.56      16.375      2/28/06       7,036     16,853
                      4,500      2.81      16.375      2/28/07      40,625    100,063
                      2,100      1.31      16.375      2/28/08      21,625     54,804

John M. Harlow        4,500      2.81      16.375      2/28/07      40,625    100,063
                      3,000      1.87      16.375      2/28/08      30,894     78,292

--------
(1) The Exercise or Base Price is the fair market value of the Common Stock on the date of grant as listed on the Nasdaq National Market, as adjusted for stock dividends declared and/or paid.

              Aggregated Option Exercises in Last Fiscal Year and
                            Year-End Option Values

                                                                           Value of Unexercised
                                                 Number of Securities          In-the-Money
                                                Underlying Unexercised       Options at Year-
                                                  Options at Year-End          End ($)(/1/)
                  Shares Acquired    Value     ------------------------- -------------------------
      Name        on Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----------------  --------------- ------------ ----------- ------------- ----------- -------------

Harold B.
Gilkey                   0             0         56,000       33,000       288,490      21,500

William W.
Zuppe                  2,000         34,435      58,250       32,000       346,247      18,499

David P. Bobbitt         0             0         14,000       17,500        43,375      19,562

Heidi B.
Stanley                  0             0         28,000       19,500       135,820      25,311

John M.
Harlow                   0             0         30,000       20,500       145,960      28,312

--------
(1)   Values are adjusted for stock dividends declared and/or paid.

                         SHAREHOLDER RETURN COMPARISON

   The following chart sets forth a five-year comparison of total Shareholder return on the Common Stock of Sterling to the Nasdaq National Stock Index (US Companies) and Nasdaq Financial Stock Index consisting of all financial companies listed under SIC codes 60 through 67. The chart assumes an investment of $100 on December 31, 1993 and the reinvestment of all dividends.

   The stock price performance shown on the following chart is provided as of year end and may not be indicative of current stock price levels or future stock price performance.

                        [PERFORMANCE GRAPH APPEARS HERE}

               Comparison of Cumulative Total Shareholder Returns

                                Dec 31, Dec 31, Dec 31, Dec 31, Dec 31, Dec 31,
                                 1993    1994    1995    1996    1997    1998
                                ------  ------  ------  ------  ------  ------
Sterling Financial Corporation    100    90.21  121.01  124.31  191.42  149.62
NASD Financial - Industry Index   100   100.24  145.98  187.13  285.87  276.58
NASDAQ - Broad Market Index       100   104.99  136.18  169.23  207     291.96

                    PROPOSAL 2: RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

   The Board of Directors has appointed PricewaterhouseCoopers LLP to serve as independent auditors for Sterling and its subsidiaries for the year ending December 31, 1999, and any interim periods, subject to ratification by the Shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has advised Sterling that it will have in attendance at the Annual Meeting one or more representatives who will be available to respond to appropriate questions presented at the Annual Meeting. Such representatives will be given an opportunity to make a statement at the Annual Meeting if they desire to do so. If the appointment of PricewaterhouseCoopers LLP is not ratified by the required number of votes, the Board will reconsider its selection of independent auditors for 1999.

  The Board of Directors unanimously recommends that Shareholders vote "FOR" the Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent public accountants for Sterling for 1999.

                                 OTHER MATTERS

   Sterling knows of no other business that will be presented for consideration at the Annual Meeting other than those items set forth herein. The enclosed Proxy, however, confers discretionary authority to the Proxy agents to vote with respect to matters which may be presented at the Annual Meeting, including the election of any person as a Director in the event a nominee of the Board of Directors of Sterling is unable to serve. If any such matters come before the Annual Meeting, the Proxy agents will vote according to their own judgment.

                  INTEREST OF DIRECTORS, OFFICERS AND OTHERS
                            IN CERTAIN TRANSACTIONS

   Certain of the Directors and Executive Officers of Sterling and its subsidiaries were customers of and had transactions with Sterling Savings during 1998. In addition, certain Directors and Executive Officers are officers, directors or shareholders of corporations or members of partnerships which were customers of or had transactions with Sterling Savings during 1998. All such transactions were in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. The law firm of Witherspoon, Kelley, Davenport & Toole, P.S., of which Ned M. Barnes is a principal, received approximately $766,374 during 1998 for legal services rendered to Sterling and its subsidiaries, exclusive of amounts paid by customers.

                             INDEPENDENT AUDITORS

   Sterling's independent public accountant, PricewaterhouseCoopers LLP, has advised Sterling that it will have a representative at the Annual Meeting. The representative will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions. As described under "Proposal 2: Ratification of Appointment of Independent Auditors," the Audit Committee has recommended and the Board of Directors has approved, subject to ratification at the Annual Meeting, appointment of PricewaterhouseCoopers LLP as the independent public accountants for the year ending December 31, 1999 and any interim periods.

                             SHAREHOLDER PROPOSALS

   It is presently anticipated that the next Annual Meeting of Shareholders of Sterling will be held on Tuesday, April 25, 2000. In order for any Shareholder proposal to be considered for inclusion in the proxy materials of Sterling for the 2000 Annual Meeting of Shareholders, such proposal must be submitted, in accordance with the rules and regulations of the SEC, in writing to the Secretary of Sterling at Sterling's corporate offices by December 1, 1999.

                   SECTION 16 OF THE SECURITIES EXCHANGE ACT

   Under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder, Sterling's Directors, Executive Officers and beneficial owners of more than 10% of any registered class of Sterling equity securities are required to file reports of their ownership of Sterling's securities and any changes in that ownership with the SEC. Based solely upon written representations from such reporting persons, Sterling believes that during 1998 such filing requirements were complied with.

                                 ANNUAL REPORT

   A copy of Sterling's 1998 Financial Highlights and Sterling's Annual Report on Form 10-K as filed with the SEC, are enclosed.

                   [LOGO OF STERLING FINANCIAL CORPORATION]
                             111 North Wall Street
                               Spokane, WA 99201
                                 (509) 358-6160

                        STERLING FINANCIAL CORPORATION

                                REVOCABLE PROXY

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF STERLING, for use at the Annual Meeting of Shareholders to be held in the Conference Theater of the Agricultural Trade Center (located in the Convention Center), 334 West Spokane Falls Boulevard, Spokane, Washington, on Tuesday, April 27, 1999, at 10:00 a.m.

     The undersigned hereby appoints Harold B. Gilkey and William W. Zuppe and each of them, with full power of substitution, as proxies of the undersigned, to vote at the above-stated Annual Meeting and at all adjournments thereof, all shares of Sterling Financial Corporation held of record by the undersigned on the record date for the Meeting upon the following matters and upon any other matters which may properly come before the Meeting or any adjournment thereof in their discretion.

                (Continued and to be signed on the other side.)

                                                                 XXXXXXXXXXXXXXX
                                                                 X See Reverse X
                                                                 X     Side    X
                                                                 XXXXXXXXXXXXXXX

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                                                               Please mark
                                                               your votes    [X]
                                                               as indicated



(1) TO ELECT DIRECTORS FOR A TERM EXPIRING AT THE ANNUAL MEETING IN 2002.

    [ ] FOR All Nominees         [ ] WITHHOLD AUTHORITY to Vote for all Nominees

    INSTRUCTION - To withhold authority to vote for any individual nominee, strike a line through such nominee's name. This proxy will be deemed to confer authority to vote for each nominee whose name is not stricken.

    Harold B. Gilkey

    Robert E. Meyers

(2) TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1999 AND ANY INTERIM PERIODS.

            [ ] FOR             [ ] AGAINST            [ ] ABSTAIN

(3) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

    I plan to attend the meeting. [ ]


                     PLEASE SIGN, DATE AND RETURN PROMPTLY

Every properly signed proxy will be voted in the manner specified hereon and in the absence of specification will be treated as granting authority to vote for all nominees in the election of Directors and for Proposal (2) above.

Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged BY SHAREHOLDER WHOSE NAME APPEARS ON LEFT.



Signature(s)______________________________________________ Date:_______________
Print Name, and Title or Company, if Applicable. You may, if you so desire, revoke your proxy and vote in person.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .